Exhibit 99.1

                                     [LOGO]
                          DISCOVERY LABORATORIES, INC.

FOR IMMEDIATE RELEASE:

                 Discovery Laboratories Completes $27.5 Million
                           Private Placement Financing

Doylestown, PA -- June 20, 2003 -- Discovery Laboratories, Inc. (Nasdaq: DSCO), a late-stage biopharmaceutical company developing its proprietary surfactant technology as Surfactant Replacement Therapies for respiratory diseases, today announced that it has completed the sale of securities in a private placement to selected institutional and accredited investors for gross proceeds of approximately $27.5 million.

Under the terms of the financing, Discovery sold approximately 5.0 million newly issued shares of Common Stock at a price of $5.50 per share and warrants exercisable for approximately 1.0 million shares of common stock with an exercise price of $6.875 per share.

The financing included Quaker BioVentures, Inc., BayStar Capital Management, LLC, Special Situations Funds, PharmaBio Development, Inc. (the investment subsidiary of Quintiles Transnational Corp.), Laboratorios Del Dr. Esteve S.A., and other selected investors including a well-known mutual fund. Gerard Klauer Mattison & Co., Inc. acted as the placement agent for this transaction.

"Surfactant replacement therapy has the potential to address life threatening respiratory disorders and large pharmaceutical markets," said Robert J. Capetola, Ph.D., President and CEO. "To my knowledge, we are the only company with the technology to produce high quality humanized surfactants for a variety of respiratory diseases. I am pleased that the financial community is responding positively to Discovery. The continued validation of our technology has been supported by a series of announcements since the third quarter of 2002 -- including positive clinical data from our Phase 3 supportive trial of Surfaxin(R) for Respiratory Distress Syndrome in premature infants, the encouraging results of Part A of our Phase 2 trial of Surfaxin for Acute Respiratory Distress Syndrome in adults, and the development of our engineered surfactant as an inhalable aerosol with the potential to treat Severe Asthma and Acute Lung Injury. Significant milestones are upcoming for Discovery, most notably, the results of our pivotal Phase 3 trial for Surfaxin for Respiratory Distress Syndrome in premature infants, the results of Part B of our Phase 2 clinical trial for Surfaxin in Acute Respiratory Distress Syndrome in adults, and entering the clinic in a Phase 1b/2a clinical trial with an aerosolized surfactant for acute asthma."

John G. Cooper, Senior Vice President and CFO commented, "We are very pleased with this successful financing. The announcement of positive data from our supportive Phase 3 trial of Surfaxin for RDS in premature infants allowed us to introduce Discovery and the potential of

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Surfactant Replacement Therapy to a new group of quality investors. Our financial resources as of March 31, 2003, included $14.2 million of cash, an $8.5 million line of credit with Quintiles, and a $1 million lease line with GECC Life Sciences. With the high level of investor interest to finance Discovery, we believed it was prudent to be opportunistic and strengthen our balance sheet. With the additional $26 million net proceeds from this financing, we are well positioned to conclude our ongoing late-stage clinical trials for Surfaxin, launch our aerosol clinical programs, and strengthen any future negotiations with potential corporate partners.

The securities sold have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration. Discovery has agreed to provide, no later than 90 days after the closing of the private placement, an effective SEC registration statement for the resale of the common shares and the common shares underlying the warrants.

About Discovery Laboratories

Discovery Laboratories, Inc. is a biopharmaceutical company developing its proprietary surfactant technology as Surfactant Replacement Therapies for respiratory diseases including Respiratory Distress Syndromes, Acute Lung Injury
(ALI), asthma, Chronic Obstructive Pulmonary Disease (COPD), and upper airway disorders. Discovery's surfactant technology produces an engineered version of natural human lung surfactant that is designed to precisely mimic the essential properties of human lung surfactant. Discovery believes that through its surfactant technology, pulmonary surfactants have the potential, for the first time, to be developed into a series of respiratory therapies for hospitalized and ambulatory patients. Surfaxin, Discovery's lead product, is in Phase 3 and Phase 2 clinical trials for critical care patients with life-threatening respiratory disorders where there are few or no approved therapies available. Discovery's first aerosol surfactant product is positioned to enter clinical trials for hospital patients with severe asthma or acute lung injury. Discovery has a commercialization alliance with Quintiles Transnational Corp. and a strategic alliance with Laboratorios del Dr. Esteve S.A.

To the extent that statements in this press release are not strictly historical, including statements as to business strategy, outlook, objectives, future milestones, plans, intentions, goals, future financial conditions, future collaboration agreements, the success of the Company's product development, events conditioned on stockholder or other approval, or otherwise as to future events, such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. The forward-looking statements contained in this release are subject to certain risks and uncertainties that could cause actual results to differ materially from the statements made. Among the factors which could affect the Company's actual results and could cause results to differ from those contained in the forward-looking statements contained herein are the risk that financial conditions may change, risks relating to the progress of the Company's research and development, the risk that the Company will not be able to raise additional capital or enter into additional collaboration agreements (including strategic alliances for our aerosol and Surfactant Replacement Therapies), risks relating to the progress of the Company's research and development, risks relating to the lack of sufficient drug product for completion of any of the Company's clinical studies, and risks relating to the development of competing therapies and/or technologies by other companies. Those associated risks and others are further described in the Company's filings with the

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Securities and Exchange Commission including the most recent reports on Forms
10-K, 10-KSB, 8-K, 10-QSB and 10-Q, and amendments thereto.

Contacts

         John Cooper                               FOCUS Partners LLC
         CFO/SVP                                   Harvey Goralnick/David Zazoff
         215-340-4699                              212-752-9445
         ir@discoverylabs.com                      dsco@focuspartners.com

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